Copart Announces the Addition of Diane M. Morefield and Stephen Fisher to Its Board of Directors

DALLAS--(BUSINESS WIRE)--Copart, Inc. (NASDAQ:CPRT) today reported that Diane M. Morefield and Stephen Fisher have joined Copart’s Board of Directors, effective July 20, 2019.
Ms. Morefield, 61, currently serves as Executive Vice President and Chief Financial Officer of CyrusOne, a publicly traded global REIT (NASDAQ:CONE) based in Dallas, Texas, that develops, owns and operates enterprise-class data center properties. Prior to joining CyrusOne in 2016, Ms. Morefield served from 2010 to year-end 2015 as Executive Vice President and Chief Financial Officer of Strategic Hotels & Resorts, an NYSE-listed REIT that owned and operated luxury hotels and resorts in the United States, Mexico and Europe. Prior to Strategic Hotels, Ms. Morefield served in a variety of senior financial and operating roles for leading real estate organizations, including Equity International and Equity Office Properties Trust. Earlier in her career she was a real estate banker with Barclays Bank. Ms. Morefield, a CPA, previously served as a director and chair of the Audit Committee of Spirit Realty Capital, a triple-net lease REIT listed on the NYSE.
Mr. Fisher, 54, retired in May 2019 as Senior Vice President, Chief Technology Officer of eBay, Inc., an e-commerce corporation that facilitates consumer-to-consumer and business-to-consumer sales through its website. Mr. Fisher initially joined eBay in September 2014 as Senior Vice President, Chief Technology Officer, eBay Marketplaces. Prior to joining eBay, Mr. Fisher spent 10 years at Salesforce.com, an enterprise cloud computing company, most recently as its Executive Vice President, Technology. Mr. Fisher also serves on the board of directors of Vonage Holdings Corp.
About Copart
Copart, Inc., founded in 1982, is a global leader in online vehicle auctions. Copart’s innovative technology and online auction platform links sellers to more than 750,000 Members in over 170 countries. The company offers services to process and sell salvage and clean title vehicles to dealers, dismantlers, rebuilders, exporters and, in some cases, to end users. Copart sells vehicles on behalf of insurance companies, banks, finance companies, charities, fleet operators, dealers, and individual owners. With operations at over 200 locations in 11 countries, Copart has more than 125,000 vehicles available online every day. Copart currently operates in the United States (Copart.com), Canada (Copart.ca), the United Kingdom (Copart.co.uk), the Republic of Ireland (Copart.ie), Brazil (Copart.com.br), Germany (Copart.de), the United Arab Emirates, Oman and Bahrain (Copartmea.com), Spain (Copart.es), and Finland (AVK.fi). For more information, or to become a Member, visit Copart.com/Register.
Cautionary Note About Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws, and these forward-looking statements are subject to substantial risks and uncertainties. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected or implied by our statements and comments. For a more complete discussion of the risks that could affect our business, please review the “Management's Discussion and Analysis” and the other risks identified in Copart’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. We encourage investors to review these disclosures carefully. We do not undertake to update any forward-looking statement that may be made from time to time on our behalf.
Contact

Gregory R. DePasquale
Senior Vice President, General Counsel & Secretary
Copart
Greg.Depasquale@copart.com
972-391-5033